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                                                                    EXHIBIT 99.2

                                 CODE OF ETHICS
                      FOR THE PRINCIPAL EXECUTIVE OFFICER
                         AND SENIOR FINANCIAL OFFICERS
                                       OF
                       AMERICAN PROPERTY INVESTORS, INC.
                                      AND
                      AMERICAN REAL ESTATE PARTNERS, L.P.

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    American Property Investors, Inc.. ('API') is committed to conducting its business and the business of American Real Estate Partners, L.P. ('AREP' and together with API, the 'Company') in compliance with all applicable laws and regulations of the countries in which the Company operates and in accordance with high standards of business conduct. The Company's principal executive officer and all of the Company's senior financial officers are required to comply with the following principles. For the purposes of this Code of Ethics, 'senior financial officers' means the Company's principal financial officer and controller or principal accounting officer, or persons performing similar functions. Matters submitted to and approved by the Audit Committee of API pursuant to Section 6.13(c) of the limited partnership agreement of AREP shall be deemed to comply with the provisions of this Code of Ethics and such approval shall not be deemed to constitute a waiver of, or amendment to, this Code.

    The principal executive officer and each senior financial officer of the Company will adhere to and advocate the following principals and responsibilities governing his or her professional and ethical conduct:

         1. Act with honesty and integrity and in an ethical manner in handling actual or apparent conflicts of interest between personal and professional relationships.

         2. Act in a manner to promote the inclusion of full, accurate, fair, timely and understandable disclosure in filings with the Securities and Exchange Commission ('SEC') and other public communications made by the Company.

         3. Comply with rules and regulations of federal, state, provincial and local governments and other appropriate private and public regulatory agencies.

         4. Respect the confidentiality of information acquired in the course of the Company's business, except when authorized or otherwise legally obligated to disclose such information, and not use confidential information acquired in the course of work for personal advantage.

         5. Promptly report to the API audit committee violations of this Code.

         6. Promote ethical behavior among constituents in the work environment.

         7. Comply with generally accepted accounting standards and practices, rules, regulations and controls.

         8. To the extent such matters are within the scope of the duties of such officer, ensure that accounting entries are promptly and accurately recorded and properly documented and that no accounting entry intentionally distorts or disguises the true nature of any business transaction.

         9. To the extent such matters are within the scope of the duties of such officer, maintain books and records that fairly and accurately reflect the Company's business transactions.

        10. To the extent such matters are within the scope of the duties of such officer, devise, implement and maintain sufficient internal controls to assure that financial record keeping objectives are met.

        11. Prohibit the establishment of any undisclosed or unrecorded funds or assets for any purpose and provide for the proper and prompt recording of all disbursements of funds and all receipts.

        12. Not make, or tolerate to be made, false or artificial statements or entries for any purpose in the books and records of the Company.

        13. Any waiver of this Code of Ethics for the Principal Executive Officer and Senior Financial Officers must be approved by the Company's Board of Directors and disclosed in an SEC Form 8-K within five days.

    Failure to comply with this Code of Ethics will not be tolerated by the Company and deviations therefrom or violations thereof will result in serious consequences, which may include, but may not be limited to, serious reprimand, dismissal or other legal actions.

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